EXHIBIT 99.1

Coherus BioSciences Secures Credit Financing

with Pharmakon Advisors

Balance sheet strengthened to support commercial launches of as many as five new products in 2022 and 2023

REDWOOD CITY, Calif., Jan. 7, 2022 (GLOBE NEWSWIRE) — Coherus BioSciences, Inc. (Coherus or the Company) (Nasdaq: CHRS) today announced that it has entered into a loan agreement with investment funds managed by Pharmakon Advisors, LP.

“As Coherus enters a period of projected significant topline growth and diversification of our commercial product portfolio, we are pleased to partner with Pharmakon on this new credit facility,” said Denny Lanfear, President and CEO of Coherus. “Strengthening our balance sheet with non-dilutive capital will allow us to maximize shareholder value as we launch as many as five new products in 2022 and 2023.”

The credit facility provides Coherus with up to $300 million committed across four tranches, subject to the terms and conditions of the loan agreement:

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The first tranche of $100 million was drawn in connection with the close of the transaction, and $81.9 million was used for the simultaneous repayment of the full balance outstanding of Coherus’ previous term loan with HealthCare Royalty Partners.

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Coherus will draw a second tranche of $100 million no later than April 1, 2022, subject to certain conditions including the conversion, repayment, repurchase or redemption of the Company’s 8.2% Senior Convertible Notes due March 2022.

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A third tranche of $50 million will become available subject to certain conditions including approval by the U.S. Food and Drug Administration (FDA) of the biologics license application (BLA) for Coherus’ PD-1 inhibitor, toripalimab, for nasopharyngeal carcinoma, currently under priority review with a target action date in April 2022.

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A fourth tranche of $50 million will become available subject to certain conditions including approval by the FDA of the BLA for CHS-201, a Lucentis® (ranibizumab) biosimilar candidate, currently under review with a target action date of August 2022.

Borrowings under the credit agreement bear interest at 8.25% plus three-month LIBOR per annum with a LIBOR floor of 1.00%. The term loans mature on either (i) the fifth anniversary of the closing date of the first tranche; or (ii) October 15, 2025, if the outstanding aggregate principal amount of the Company’s 1.5% Convertible Senior Subordinated Notes due 2026 is greater than $50.0 million on October 1, 2025. The term loans can be prepaid at Coherus’ discretion at any time, subject to prepayment fees. Repayment of outstanding principle of the term loans will be made in five equal quarterly payments of principle commencing after the 48-month anniversary of the closing date of the first tranche. Further information with respect to the term loans is set forth in a Current Report on Form 8-K filed by Coherus with the Securities and Exchange Commission and publicly available on the EDGAR website and Coherus’ website on or about the date of this press release.

About Coherus BioSciences

Coherus is a commercial stage biopharmaceutical company building a leading immuno-oncology franchise funded with cash generated by its commercial biosimilars business. In February 2021, Coherus in-licensed toripalimab, an anti-PD-1 antibody, in the United States and Canada. A BLA for toripalimab for the treatment of metastatic or recurrent nasopharyngeal carcinoma is currently under priority review by the FDA with a target action date of April 2022. Toripalimab is also being evaluated in pivotal clinical trials for the treatment of cancers of the lung, breast, liver, skin, kidney, stomach, esophagus, and bladder.

Coherus markets UDENYCA® (pegfilgrastim-cbqv), a biosimilar of Neulasta® in the United States, and expects to launch the FDA-approved Humira® biosimilar YUSIMRY™ (adalimumab-aqvh) in the United States in 2023. The FDA is currently reviewing the BLA for CHS-201, a biosimilar of Lucentis® (ranibizumab), with a target action date of August 2022. Coherus is also developing CHS-305, a biosimilar of Avastin® (bevacizumab).

For additional information, please visit www.coherus.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Coherus’ ability to meet the conditions under the loan agreement required to draw down the second, third and fourth tranches of funding, which conditions include regulatory approvals that are not controlled by Coherus; Coherus’ projected significant topline growth and diversification of its commercial product portfolio; Coherus’ ability to maximize shareholder value; Coherus’ launch of five new products in 2022 and 2023; Coherus’ ability to generate cash flow from its biosimilars portfolio; Coherus’ expectations regarding the timing of the U.S. commercial launch of YUSIMRY™; Coherus’ expectations regarding the value to patients of Coherus’ products in development; and Coherus’ ability to successfully gain approval for toripalimab and for a biosimilar of Lucentis® and successfully develop a biosimilar of Avastin®, as well as the target action dates with the FDA for both.

Such forward-looking statements involve substantial risks and uncertainties that could cause Coherus’ actual results, performance or achievements to differ significantly from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others: the risks and uncertainties inherent in the clinical drug development process; the risks and uncertainties of competing with large incumbent competitors for its biosimilar and immuno-oncology products and product candidates; the risks and uncertainties of the regulatory approval process; risks regarding the current status of the COVID-19 outbreak and the effect it can have on delaying or interrupting key commercial, manufacturing or clinical trial activities; risks related to Coherus’ collaboration with existing or future collaborators; risks related to compliance with the terms and conditions of Coherus’ loan agreement, the risk that Coherus is unable to complete commercial transactions and other matters that could affect the availability or commercial potential of Coherus’ biosimilar and immuno-oncology drug candidates; and the risks and uncertainties of possible litigation. All forward-looking statements contained in this press release speak only as of the date of this press release. Coherus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Coherus’ business in general, see Coherus’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on February 25, 2021, its subsequent Quarterly Reports on Form 10-Q , including the sections therein captioned “Risk Factors,” and in other documents Coherus files with the Securities and Exchange Commission.

All product names appearing in this press release, whether or not appearing in large print or with the trademark symbol, are trademarks of Coherus, its affiliates, related companies or its licensors or joint venture partners, unless otherwise noted.

Humira® is a registered trademark of AbbVie, Inc.

Avastin® is a registered trademark of Genentech, Inc.

Lucentis® is a registered trademark of Genentech, Inc.

Neulasta® is a registered trademark of Amgen, Inc.

IR Contact:

McDavid Stilwell

Coherus BioSciences, Inc.

IR@coherus.com

Media Contact:

Cheston Turbyfill

cturbyfill@coherus.com